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                                  EXHIBIT 23.2


The Board of Directors
Riedman Corporation:

We consent to the inclusion of our report dated February 23, 2001, with respect to the balance sheet of Riedman Insurance (a division of Riedman Corporation) as of December 31, 2000, and the related statements of income, stockholders' equity and cash flows for the year then ended, which report appears in this Form S-4 of Brown & Brown, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/ KPMG LLP

August 10, 2001
Rochester, New York